Exhibit 99.1
Monday, March 26, 2018
FOR IMMEDIATE RELEASE

Washington Federal Announces Board Succession Plan Update

SEATTLE, WASHINGTON - Washington Federal, Inc. (NASDAQ: WAFD) today announced a further step in its succession plan by appointing Thomas J. Kelley as Vice Chairman of the Board of Directors. Mr. Kelley currently serves on the Board as Lead Independent Director, Chair of the Audit Committee and as a member of the Executive Committee and the Nominating & Governance Committee. He has been a member of the Board of Directors since 2005.
In conjunction with Mr. Kelley’s appointment, the current title of Executive Chairman Roy M. Whitehead, who retired after 17 years as Chief Executive Officer on April 1, 2017, will change to Chairman of the Board as planned. It is anticipated that Mr. Kelley will succeed to the Chairman’s role when Mr. Whitehead fully retires on December 31, 2018 as previously announced.
“Tom Kelley has been a staunch protector of shareholder interests and a trusted advisor to management since becoming a director in 2005,” said Chairman Whitehead. “Always prepared and fully engaged, he has the respect of all who’ve worked with him. Investors in Washington Federal are most fortunate that he is willing to apply his considerable expertise to Board leadership.”
Mr. Kelley’s career has been spent largely in public accounting, centered on audit and consulting engagements with financial services firms. From 1997 to 2002, he was a Managing Partner of Arthur Andersen, overseeing nine offices in Eastern Europe. After retiring from public accounting, he taught in the Department of Accounting at Seattle University from 2002 to 2012.
Washington Federal, Inc. is the parent company of Washington Federal N.A., a national bank that provides consumer and commercial deposit accounts, financing for small to middle market businesses, commercial and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. Established in 1917, the company operates 237 branches in

Washington, Oregon, Idaho, Utah, Arizona, Texas, Nevada and New Mexico. It has been publicly traded since 1982.
Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode 206-626-8178
Brad.Goode@wafd.com